EXHIBIT 99.1

NEWS RELEASE

For Release on June 27, 2013	Contact: Steve Lance
4:00 PM (ET) (925) 302-1056	Vice President of Finance/ Chief Financial Officer

Giga-tronics Reports Fourth Quarter and FY 2013 Results

San Ramon, CA – June 27, 2013 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today net sales of $2,778,000 in the fourth quarter of fiscal 2013, an increase of 2% over net sales of $2,734,000 in the fourth quarter of fiscal 2012. Gross margin increased by $335,000 over the same quarter last year due to an increase in the mix of sales from the Company’s higher margin Microsource unit. Operating expenses increased $6,000 in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012 due mainly to a $290,000, or 35%, increase in engineering expenses primarily associated with the continued investment in a new product platform, and an increase of $104,000 in restructuring expenses, which were partially offset by a $388,000 reduction in selling, general, and administrative expenses mainly associated with decreased personnel expenses. A net loss of $1,570,000, or $0.31 per fully diluted share, was incurred for the fourth quarter ended March 30, 2013 compared with a net loss of $1,900,000, or $0.38 per fully diluted share, for the same period a year ago. Orders were $2,947,000 in the fourth quarter of fiscal 2013 compared to $2,793,000 for the fourth quarter of fiscal 2012.

Net sales increased 8% to $14,187,000 in the year ended March 30, 2013 compared to $13,116,000 for the prior year. Orders increased 33% for the year ended March 30, 2013 to $17,692,000 compared to $13,306,000 for the prior year. The increases in net sales and orders were primarily associated with the Company’s Microsource unit. Gross margin increased $2,347,000 for the year ended March 30, 2013 when compared to the prior year primarily due to a $1,549,000 excess and obsolete inventory reserve charge in fiscal 2012, and an increase in the mix of sales from the Company’s higher margin Microsource unit in fiscal 2013. Operating expenses increased $698,000 in fiscal 2013 compared to the prior year mainly due to a $1,389,000, or 48%, increase in engineering expenses primarily associated with constructing prototype and beta test units of our new product platform, and an increase of $387,000 in restructuring expenses, which were partially offset by a $1,078,000 reduction in selling, general, and administrative expenses mainly associated with decreased personnel expenses. A net loss of $4,206,000, or $0.84 per fully diluted share, was incurred for the year ended March 30, 2013. This compares with a net loss of $5,852,000, or $1.17 per fully diluted share, for the prior year.

Backlog at March 30, 2013 was $7.3 million, (approximately $6.7 million shippable within one year) as compared to $3.8 million (approximately $3.8 million shippable within one year) at March 31, 2012.

Cash and cash equivalents at March 30, 2013 were $1,882,000 compared to $2,365,000 as of March 31, 2012.

Mr. John Regazzi, the Company’s CEO stated, “The operating losses for the fourth quarter and fiscal 2013 were in large part due to our continued investment in engineering associated with our new product platform, which we believe is required to achieve future revenue growth and ultimately profitability.”

Mr. Regazzi continued, “In May 2013 we completed the move of the Microsource division to our San Ramon headquarters to reduce our manufacturing cost structure and to eliminate redundant positions in operations. With Microsource in San Ramon, we will start to see cost savings in upcoming quarters due to the efficiencies gained with the combined operations.”

Mr. Regazzi concluded, “After two challenging fiscal years, I believe the changes we have made to our cost structure will allow Giga-tronics to significantly reduce losses and move towards break-even, until our new product platform begins to contribute measurably to our top line growth.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (855) 410-0553 domestically or (646) 583-7389 for international, and enter PIN Code 592521#. The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations.” The conference call discussion reflects management’s views as of June 27, 2013.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, future expense reductions, development of products, future growth, shareholder value, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	March 30, 2013	March 31, 2012
Assets
Current Assets
Cash and cash equivalents	$1,882	$2,365
Trade accounts receivable, net of allowance of $35 and $96, respectively	1,666	1,270
Inventories, net	4,560	4,700
Prepaid expenses and other current assets	501	328
Total current assets	8,609	8,663

Property and equipment, net	751	611
Other assets	-	16
Total assets	$9,360	$9,290

Liabilities and shareholders' equity
Current liabilities
Line of credit	$577	$-
Accounts payable	788	613
Accrued commission	93	129
Accrued payroll and benefits	1,047	739
Accrued warranty	114	210
Deferred revenue	2,278	7
Deferred rent	81	59
Capital lease obligations	66	20
Other current liabilities	298	318
Total current liabilities	5,342	2,095

Long term obligation - Line of credit	280	-
Long term obligation - Deferred rent	341	433
Long term obligation - Capital lease	89	15
Total liabilities	6,052	2,543

Commitments and contingencies	-	-

Shareholders' equity:
Convertible Preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; 0 shares at March 30, 2013
and March 31, 2012 issued and outstanding	-	-
Series B - designated 10,000 shares; 9,997 shares at March 30, 2013 and March 31, 2012 issued and outstanding;
(liquidation preference of $2,309)	1,997	1,997
Series C - designated 3,500 shares; 3,425.65 shares at March 30, 2013 and 0 shares at March 31, 2012 issued and outstanding;
(liquidation preference of $500)	457	-
Common stock of no par value;
Authorized - 40,000,000 shares; 5,029,747 shares at March 30, 2013
and March 31, 2012 issued and outstanding	15,132	14,822
Accumulated deficit	(14,278)	(10,072)
Total shareholders' equity	3,308	6,747
Total liabilities and shareholders' equity	$9,360	$9,290

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Year Ended
(In thousands except per-share data)	March 30, 2013	March 31, 2012	March 30, 2013	March 31, 2012
Net sales	$2,778	$2,734	$14,187	$13,116
Cost of sales	1,818	2,109	8,710	9,986
Gross margin	960	625	5,477	3,130

Engineering	1,123	833	4,282	2,893
Selling, general and administrative	1,273	1,661	4,976	6,054
Restructuring	135	31	418	31
Total operating expenses	2,531	2,525	9,676	8,978

Operating loss	(1,571)	(1,900)	(4,199)	(5,848)

Other income	11	-	11	-
Interest expense, net	(10)	-	(16)	(2)
Loss before income taxes	(1,570)	(1,900)	(4,204)	(5,850)
Provision for income taxes	-	-	2	2
Net loss	$(1,570)	$(1,900)	$(4,206)	$(5,852)

Loss per share - basic	$(0.31)	$(0.38)	$(0.84)	$(1.17)
Loss per share - diluted	$(0.31)	$(0.38)	$(0.84)	$(1.17)

Shares used in per share calculation:
Basic	5,030	5,024	5,030	5,012
Diluted	5,030	5,024	5,030	5,012